                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                           OSI PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                                                PRELIMINARY COPY

                                [OSI LETTERHEAD]

                                                                February 3, 1999

Dear Stockholders:

     It is a pleasure to invite you to the annual meeting of stockholders of OSI Pharmaceuticals, Inc. (the "Corporation"), which will be held at the Grace Auditorium of Cold Spring Harbor Laboratory located at One Bungtown Road, Cold Spring Harbor, New York, on Wednesday, March 24, 1999, at 10:00 a.m. Eastern Standard Time. Information about the matters to be voted upon at the meeting is in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

     In addition to the matters to be voted upon at the meeting there will be a presentation made on recent developments relating to the Corporation. Specific directions to the Grace Auditorium of Cold Spring Harbor Laboratory may be obtained by calling or writing to Ms. Kathy Galante, Investor Relations Coordinator, OSI Pharmaceuticals, Inc., 106 Charles Lindbergh Boulevard, Uniondale, New York 11553, telephone no. (516) 222-0023.

     In order to assure that a quorum is present at the meeting, you are urged to sign and mail the enclosed proxy card at once, even though you may plan to attend in person. You may revoke the proxy granted in the proxy card at any time prior to its being voted by filing with the Secretary of the Corporation either an instrument of revocation or a duly executed proxy card bearing a later date. If you attend the meeting, you may elect to revoke the proxy and vote your shares in person.

     The Corporation's Annual Report to Stockholders for the fiscal year ended September 30, 1998, is being distributed to stockholders with the attached Proxy Statement.

                                          Sincerely,

                                          /s/ Colin Goddard

                                          COLIN GODDARD, Ph.D.
                                          President and Chief Executive Officer

                                                                PRELIMINARY COPY

                           OSI PHARMACEUTICALS, INC.
                        106 CHARLES LINDBERGH BOULEVARD
                           UNIONDALE, NEW YORK 11553
 ------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
 ------------------------------------------------------------------------------

     The annual meeting of stockholders of OSI Pharmaceuticals, Inc. (the "Corporation"), will be held at the Grace Auditorium of Cold Spring Harbor Laboratory located at One Bungtown Road, Cold Spring Harbor, New York, on Wednesday, March 24, 1999, at 10:00 a.m., for the following purposes:

          (1) to elect nine directors;

          (2) to approve the adoption of an amendment to the Corporation's Certificate of Incorporation to authorize 5,000,000 shares of preferred stock, par value $.01 per share, with such designations, preferences, privileges, and restrictions as may be determined from time to time by the Corporation's Board of Directors;

          (3) to approve the adoption of an amendment to the Corporation's Certificate of Incorporation to require that all actions taken by stockholders must be taken at an annual or special meeting and not by written consent;

          (4) to ratify the appointment of KPMG LLP as the independent public accountants to audit the Corporation's accounts for the fiscal year ending September 30, 1999; and

          (5) to transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on January 25, 1999, as the record date for determining stockholders entitled to notice of and to vote at the meeting. A complete list of stockholders entitled to vote at the meeting will be open to examination by stockholders for any purpose germane to the meeting during normal business hours at the Corporation's offices at 106 Charles Lindbergh Boulevard, Uniondale, New York 11553.

                                          By Order of the Board of Directors,

                                          /s/ Robert L. Van Nostrand

                                          ROBERT L. VAN NOSTRAND
                                          Secretary

February 3, 1999

                                   IMPORTANT

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE POSTAGE-PAID ENVELOPE ENCLOSED FOR YOUR CONVENIENCE. RETURNING A PROXY WILL NOT DEPRIVE YOU OF YOUR RIGHT TO ATTEND THE ANNUAL MEETING AND VOTE YOUR SHARES IN PERSON.

                                                                PRELIMINARY COPY

                           OSI PHARMACEUTICALS, INC.
                        106 CHARLES LINDBERGH BOULEVARD
                           UNIONDALE, NEW YORK 11553

                                PROXY STATEMENT

     This Proxy Statement is furnished to the stockholders of OSI Pharmaceuticals, Inc., a Delaware corporation (the "Corporation"), in connection with the solicitation of proxies by the Board of Directors for use at the annual meeting of stockholders of the Corporation to be held on March 24, 1999, and any adjournment or adjournments thereof (the "Meeting"). A copy of the Notice of Annual Meeting of Stockholders accompanies this Proxy Statement. It is anticipated that the mailing of this Proxy Statement will commence on or about February 3, 1999.

     Only holders of record of the Corporation's common stock (the "Common Stock") at the close of business on January 25, 1999, the record date for the Meeting, will be entitled to notice of and to vote at the Meeting. On the record
date, the Corporation had issued and outstanding             shares of Common
Stock, which are the only securities of the Corporation entitled to vote at the Meeting. Each share is entitled to one vote.

     The presence at the Meeting, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Meeting will be necessary to constitute a quorum. If a broker that is a record holder of Common Stock does not return a signed proxy, the shares of Common Stock represented by such proxy will not be considered present at the Meeting and will not be counted toward establishing a quorum. If a broker that is a record holder of Common Stock does return a signed proxy, but is not authorized to vote on one or more matters (each such matter, a "broker non-vote"), the shares of Common Stock represented by such proxy will be considered present at the Meeting for purposes of determining the presence of a quorum.

     Assuming a quorum is present, (i) directors of the Corporation will be elected by a plurality of the votes cast by stockholders present, in person or by proxy, and entitled to vote for the election of directors at the Meeting,
(ii) the affirmative vote of a majority of the issued and outstanding Common Stock will be required for the approval of the two amendments to the Corporation's Certificate of Incorporation, and (iii) the affirmative vote of a majority of the votes cast by stockholders present, in person or by proxy, and entitled to vote at the Meeting will be required for the ratification of the appointment of the auditors for the current fiscal year. Abstentions and broker non-votes will have no effect on the outcome of the election of directors nor the ratification of the appointment of the auditors for the current fiscal year. With respect to the two amendments to the Corporation's Certificate of Incorporation, abstentions and broker non-votes will have the same effect as votes cast "against" the proposals.

     Stockholders who execute proxies may revoke them by giving written notice to the Secretary of the Corporation at any time before such proxies are voted. Attendance at the Meeting will not have the effect of revoking a proxy unless the stockholder attending the Meeting shall, in writing, notify the Secretary of the Corporation of the revocation of the proxy at any time prior to the voting of the proxy.

     The Board of Directors does not know of any matter other than the election of directors, the approval of the two amendments and the ratification of the appointment of the auditors for the current fiscal year that is expected to be presented for consideration at the Meeting. However, if other matters properly come before the Meeting, the persons named in the accompanying proxy intend to vote thereon in accordance with their judgment. All proxies received pursuant to this solicitation will be voted, except as to matters where authority to vote is specifically withheld, and where a choice is specified as to the proposal, in accordance with such specification. If no instructions are given, the persons named in the proxy solicited by the Board of Directors intend to vote (i) FOR the nominees for election as directors of the Corporation named in this Proxy Statement under the caption "Election of Directors," (ii) FOR the amendment to the Corporation's

Certificate of Incorporation to authorize 5,000,000 shares of preferred stock,
(iii) FOR the amendment to the Corporation's Certificate of Incorporation requiring that all actions by stockholders must be taken at a meeting, and (iv) FOR the ratification of the appointment of KPMG LLP as the independent public accountants to audit the Corporation's accounts for the fiscal year ending September 30, 1999.

     The Corporation will bear the cost of the Meeting and the cost of soliciting proxies, including the cost of mailing the proxy materials. In addition to solicitation by mail, directors, officers and regular employees of the Corporation (who will not be specifically compensated for such services) may solicit proxies by telephone. The Corporation may engage Corporate Investor Communications, Inc. ("CIC") to assist in the solicitation of proxies from stockholders. In the event the Corporation does engage CIC, the Corporation will enter into an agreement with CIC pursuant to which the Corporation will pay CIC a fee of approximately $7,000 plus reimbursement of reasonable out-of-pocket expenses.

                  VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information as of December 31, 1998, regarding the beneficial ownership of Common Stock by (i) all persons known to the Corporation who own more than 5% of the outstanding shares of Common Stock,
(ii) certain corporate stockholders with whom the Corporation has entered into strategic collaborations, (iii) each director and nominee for director, (iv) each named executive officer, and (v) all officers and directors as a group. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

                                                               NO. OF        PERCENT OF
NAME AND ADDRESS                                               SHARES         CLASS(1)
----------------                                              ---------      ----------
BVF, Inc....................................................  2,128,790(2)      9.94%
  One Sansome Street, 39th Floor
  San Francisco, California 94104
Amerindo Investment Advisors Inc............................  2,009,600         9.38%
  388 Market Street
  San Francisco, California 94111
Hoechst Marion Roussel, Inc.................................  1,590,909(3)      7.26%
  10236 Marion Park Drive
  Kansas City, Missouri 64137
Novartis Pharma AG..........................................    909,091         4.24%
  CH-4002 Basel
  Switzerland
Pfizer Inc..................................................    587,500         2.74%
  235 East 42nd Street
  New York, New York 10017
G. Morgan Browne............................................    134,654(4)      *
Arthur M. Bruskin, Ph.D.....................................    135,795(5)      *
Walter P. Carney, Ph.D......................................     91,152(6)      *
Eric W. Collington, Ph.D....................................     39,573(7)      *
Gary E. Frashier............................................    315,525(8)      1.45%
John H. French, II..........................................     88,254(9)      *
Edwin A. Gee, Ph.D..........................................    226,994(10)     1.05%
Colin Goddard, Ph.D.........................................    189,945(11)     *
Daryl K. Granner, M.D.......................................     88,343(12)     *
Walter M. Lovenberg, Ph.D...................................     88,339(13)     *
Steve M. Peltzman...........................................    244,030(14)     1.13%
Robert L. Van Nostrand......................................    110,665(15)     *
John P. White...............................................     80,004(16)     *
All directors and executive officers as a group (13
  persons)..................................................  1,833,273(17)     7.93%

---------------
  * Represents ownership that does not exceed 1% of the outstanding shares of the Corporation's Common Stock.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to stock options and warrants currently exercisable, or exercisable within 60 days are deemed beneficially owned by the person holding such options and warrants. The percent of the outstanding shares of the Corporation's Common Stock for any person or group who as of December 31, 1998, beneficially owned any shares pursuant to options which are exercisable within 60 days of December 31, 1998, is calculated assuming all such options have been exercised in full and adding the number of shares subject to such options to the total number of shares issued and outstanding on December 31, 1998 for each individual.

 (2) BVF, Inc. is the general partner of BVF Partners, L.P. BVF Partners, L.P. is the general partner of Biotechnology Value Fund, L.P. The shares are owned by one or more of these entities.

 (3) Includes 500,000 shares that may be acquired at or within 60 days of December 31, 1998 pursuant to the exercise of outstanding warrants.

 (4) Includes 87,504 shares that may be acquired at or within 60 days of December 31, 1998 pursuant to the exercise of outstanding options. Also includes 400 shares owned by Mr. Browne's wife, as to which Mr. Browne disclaims beneficial ownership. Also includes 21,750 shares owned by Cold Spring Harbor Laboratory, of which Mr. Browne is an executive officer. Mr. Browne disclaims beneficial ownership of the shares owned by Cold Spring Harbor Laboratory.

 (5) Includes 135,182 shares that may be acquired at or within 60 days of December 31, 1998 pursuant to the exercise of outstanding options.

 (6) Includes 90,207 shares that may be acquired at or within 60 days of December 31, 1998 pursuant to the exercise of outstanding options.

 (7) Consists entirely of shares that may be acquired at or within 60 days of December 31, 1998 pursuant to the exercise of outstanding options.

 (8) Includes 300,006 shares that may be acquired at or within 60 days of December 31, 1998 pursuant to the exercise of outstanding options.

 (9) Includes 68,754 shares that may be acquired at or within 60 days of December 31, 1998 pursuant to the exercise of outstanding options.

(10) Consists entirely of shares that may be acquired at or within 60 days of December 31, 1998 pursuant to the exercise of outstanding options.

(11) Includes 185,925 shares that may be acquired at or within 60 days of December 31, 1998 pursuant to the exercise of options.

(12) Consists entirely of shares that may be acquired at or within 60 days of December 31, 1998 pursuant to the exercise of outstanding options.

(13) Includes 83,339 shares that may be acquired at or within 60 days of December 31, 1998 pursuant to the exercise of outstanding options.

(14) Includes 226,351 shares that may be acquired at or within 60 days of December 31, 1998 pursuant to the exercise of outstanding options.

(15) Includes 108,319 shares that may be acquired at or within 60 days of December 31, 1998 pursuant to the exercise of outstanding options.

(16) Includes 50,004 shares that may be acquired at or within 60 days of December 31, 1998 pursuant to the exercise of outstanding options.

(17) Includes 1,690,501 shares that may be acquired at or within 60 days of December 31, 1998 pursuant to the exercise of outstanding options.

                             ELECTION OF DIRECTORS

     At the Meeting, nine directors are to be elected, each to hold office (subject to the Corporation's By-Laws) until the next annual meeting of stockholders and until his respective successor has been elected and qualified. The nominees for election to the Board of Directors are named in the table below. If any nominee listed in the table below should become unavailable for any reason, which management does not anticipate, the proxy will be voted for any substitute nominee selected by management prior to or at the Meeting, or for a motion to reduce the membership of the Board to the number of nominees available. As of the last annual meeting of stockholders, a vacancy existed on the Board. On October 1, 1998, the Board of Directors elected Dr. Colin Goddard to fill this vacancy. Therefore, the proxies solicited hereby will be voted for nine nominees. The information concerning the nominees has been furnished by them to the Corporation.

                        NAME                          AGE     POSITION(S) WITH THE CORPORATION
                        ----                          ---    ----------------------------------
Gary E. Frashier....................................  62     Chairman of the Board and Director
Edwin A. Gee, Ph.D..................................  78     Chairman, Emeritus of the Board
                                                               and Director
Colin Goddard, Ph.D.................................  39     Chief Executive Officer, President
                                                               and Director
G. Morgan Browne....................................  63     Director
John H. French, II..................................  67     Director
Daryl K. Granner, M.D...............................  62     Director
Walter M. Lovenberg, Ph.D...........................  64     Director
Steve M. Peltzman...................................  52     Director
John P. White.......................................  52     Director

BIOGRAPHICAL INFORMATION

     GARY E. FRASHIER has been Chairman of the Board since December 1997. Mr. Frashier was Chief Executive Officer of the Corporation from March 1990 until October 1998. From March 1994 to December 1997, Mr. Frashier also served as Vice Chairman of the Board, and was President of the Corporation from March 1990 to March 1994. Mr. Frashier currently serves as a trustee of the Corporation's 401(K) Savings and Investment Plan. From April 1987 to February 1990, he served as President, Chief Executive Officer and a director of Genex Corporation, a biotechnology company which specializes in protein engineering. From 1984 to March 1987, he was Chairman, President and Chief Executive Officer of Continental Water Systems Corporation, a corporation engaged in the manufacture and marketing of equipment to produce ultrapure water, which was purchased from Millipore Corporation in a management buy-out organized by Mr. Frashier. Mr. Frashier served as an Executive Vice President of Millipore Corporation and President of Waters Associates, Inc., Millipore Corporation's liquid chromatography subsidiary, from 1980 to 1983. He presently serves as a director of Anaderm Research Corp., Helicon Therapeutics, Inc. and NuGene Technologies, Inc. Mr. Frashier was elected to the Board of Directors of the Corporation in March 1990.

     EDWIN A. GEE, PH.D., a director of the Corporation since 1985, served as President, Chairman of the Board and Chief Executive Officer of International Paper Company from 1978 until his retirement in April 1985. Prior to 1978, Dr. Gee was a Senior Vice President, member of the Executive Committee and director of E.I. du Pont de Nemours and Company. Dr. Gee serves as a member of the Board of Directors of Biocryst Pharmaceuticals, Inc. Dr. Gee is also Director, Emeritus of the Salomon Brothers Fund, Inc., the Salomon Brothers Investors Fund, Inc. and the Salomon Brothers Capital Fund, Inc. Dr. Gee served as an executive officer of the Corporation, holding the position of Chairman of the Board of the Corporation from April 1987 until March 1990. From March 1990 to December 1997, Dr. Gee was Chairman of the Board, but no longer served as an officer of the Corporation. As of December 1997, Dr. Gee was elected Chairman, Emeritus of the Board of the Corporation.

     COLIN GODDARD, PH.D., was appointed President and Chief Executive Officer of the Corporation in October 1998, having previously served with the Corporation as President from 1997 to 1998, Executive Vice President and Chief Operating Officer from 1996 to 1997, Vice President Research Operations from 1993 to 1996, Director, Drug Discovery from 1992 to 1993 and Program Manager, Drug Discovery from 1991 to 1992. Dr. Goddard joined the Corporation as a scientist in January 1989. In the early 1990's, Dr. Goddard was responsible for the development of the Corporation's industry leading high throughout screening operation and was instrumental in the development of the Corporation's fully integrated drug discovery strategy. Before joining the Corporation, Dr. Goddard spent four years at the National Cancer Institute in Bethesda, Maryland conducting research on the src oncogene. Dr. Goddard trained as a cancer pharmacologist in Birmingham, U.K. receiving his Ph.D. from the University of Aston, Birmingham, U.K. in 1985.

     G. MORGAN BROWNE has been Administrative Director of Cold Spring Harbor Laboratory since June 1985. Prior to 1985, Mr. Browne provided management services to a series of scientifically based companies. He is presently a director of Harris & Harris Group, Inc. and the New York Biotechnology Association, as well as Treasurer and a director of the Long Island Research Institute. Mr. Browne currently serves as a trustee of the Corporation's 401(K) Savings and Investment Plan. Mr. Browne became a director of the Corporation in March 1993.

     JOHN H. FRENCH, II, has been Vice Chairman of Southern Pacific Petroleum N.L. (U.S.) for the past seven years. He was Chairman of the Board of Research and Science Investors, Inc., a New York venture capital concern, from January 1990 to February 1992 and President from 1960 to February 1992. Mr. French currently serves as a trustee of the Corporation's 401(K) Savings and Investment Plan. Mr. French became a director of the Corporation in July 1988.

     DARYL K. GRANNER, M.D., is a professor and director of Vanderbilt Diabetes Center, Vanderbilt University. Dr. Granner served as Chairman of Molecular Physiology/Biophysics and of Internal Medicine at Vanderbilt University from July 1984 to August 1998. From 1970 to 1984, he was a faculty member at the University of Iowa, where he directed the Division of Endocrinology and Diabetes and the Iowa Diabetes Center. He directs the Vanderbilt Diabetes Center and is an acknowledged authority in the mechanism of insulin action and the pathophysiology of diabetes mellitus. He has served on numerous national advisory panels. Dr. Granner has been a director of the Corporation since September 1996. Prior to that, Dr. Granner was an independent consultant providing consulting services to the Corporation since 1992.

     WALTER M. LOVENBERG, PH.D., was an Executive Vice President and member of the Board of Directors of Marion Merrell Dow Inc. from 1989 through 1993. Dr. Lovenberg served as President of the Merrell Dow Research Institute from 1989 to 1993 and Vice President from 1986 through 1989. Dr. Lovenberg has received the Fulbright-Hayes Senior Scholar Award, the Public Health Service Superior Service Award and the Third International Award for Research on Adult Diseases. Dr. Lovenberg currently serves as a member of the Board of Directors of Xenometrix, Inc., Cytoclonal Pharmaceutics, Inc., and Inflazyme, Inc. He has served on the Scientific Advisory Board of Amylin Pharmaceuticals, Inc. since 1996. Dr. Lovenberg has served as a director and Chief Executive Officer of Helicon Therapeutics, Inc. since July 1997. Dr. Lovenberg has served as a consultant to the Corporation since October 1993. Dr. Lovenberg became a director of the Corporation in March 1994.

     STEVE M. PELTZMAN has been President and Chief Executive Officer and a director of NuGene Technologies, Inc. since September 1997. Prior to that, Mr. Peltzman held various executive officer positions with the Corporation from October 1991 to July 1997, most recently as President from March 1994 to July 1997. Mr. Peltzman's association with the Corporation began in October 1991 upon consummation of the acquisition by the Corporation of the cancer business of Applied bioTechnology, Inc. where he served as President and Chief Executive Officer of Applied bioTechnology, Inc. from June 1984 to October 1991. From 1986 to 1990, Mr. Peltzman was also President of a partnership between Applied bioTechnology, Inc. and E.I. du Pont de Nemours and Company, which focused on the development of products relating to the prevention, diagnosis and treatment of human cancer. Mr. Peltzman presently serves as a director of LifeScience Economics, Inc. Mr. Peltzman became a director of the Corporation in March 1992.

     JOHN P. WHITE is a partner of Cooper & Dunham LLP, a New York City law firm specializing in patent, trademark and related intellectual property matters, and has been associated with the firm since 1977. Mr. White is a member of numerous professional organizations, both legal and scientific, and has written and lectured extensively on the subject of legal protection for biotechnology. Mr. White has been a director of the Corporation since May 1985.

GENERAL INFORMATION

     The Corporation's directors are elected at the annual meeting of stockholders and hold office (subject to the By-Laws of the Corporation) until the next succeeding annual meeting of stockholders and until their successors are elected and qualified. With the exception of Dr. Colin Goddard, each of the nominees named above, was elected as a director of the Corporation at the annual meeting of stockholders held on March 25, 1998. Dr. Goddard was elected to the Board by the Board of Directors effective October 1, 1998.

     The Board of Directors held five meetings during the last fiscal year. None of the directors attended fewer than 75% of the number of meetings of the Board of Directors or any committee of which he is a member held during the period in which he was a director or a committee member, as applicable.

     The Board of Directors has an Executive Committee, which currently consists of Dr. Gee and Messrs. Frashier, French and White. The Executive Committee held three meetings during the last fiscal year. The principal function of the Executive Committee is to exercise all the power and authority of the Board of Directors between meetings of the Board of Directors.

     The Board of Directors has a Nominating Committee, which currently consists of Dr. Gee and Messrs. Frashier, French and White. The Nominating Committee held one meeting during the last fiscal year. The principal functions of the Nominating Committee are to review and select candidates for nomination to the Board of Directors. In fulfilling this responsibility, the Nominating Committee considers recommendations received from stockholders and other qualified sources. Stockholders may submit recommendations with regard to nominees for election to the Board of Directors by notice in writing, received by the Secretary of the Corporation at least 45 days prior to the date on which the Corporation first mailed its proxy materials for the prior year's annual meeting of stockholders, or, if the Corporation did not have an annual meeting of stockholders in the prior year, 90 days prior to the date of the annual meeting. Each notice of nomination must set forth (i) the name, age, business address and, if known, residence address of each nominee, (ii) the principal occupation or employment of each such nominee, and (iii) the number of shares of stock of the Corporation which are beneficially owned by each such nominee.

     The Compensation Committee of the Board of Directors currently consists of Drs. Gee and Lovenberg and Messrs. French and White. The Compensation Committee held four meetings during the last fiscal year. The Compensation Committee is authorized subject to the Certificate of Incorporation and By-Laws of the Corporation and the Delaware General Corporation Law, to exercise all power and authority of the Board of Directors with respect to the compensation of employees of the Corporation. It also addresses a variety of organizational matters with respect to the Corporation and its employees. The Compensation Committee also administers the Corporation's stock option plans.

     The Audit Committee of the Board of Directors currently consists of Drs. Gee and Granner and Messrs. Browne and Peltzman. The Audit Committee held one meeting during the last fiscal year. The Audit Committee is responsible for reviewing the adequacy of the structure of the Corporation's financial organization and the implementation of its financial and accounting policies. In addition, the Audit Committee reviews the results of the audit performed by the Corporation's outside auditors before the Annual Report to Stockholders is published.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS NAMED ABOVE.

                     EXECUTIVE OFFICERS OF THE CORPORATION

     The names and ages of the executive officers of the Corporation and their positions with the Corporation are as follows:

                   NAME                     AGE             POSITION(S) WITH THE CORPORATION
                   ----                     ---   ----------------------------------------------------
Colin Goddard, Ph.D. .....................  39    Chief Executive Officer since October 1998;
                                                  President since August 1997; Executive Vice
                                                  President and Chief Operating Officer since
                                                  September 1996; Vice President, Research Operations
                                                  since April 1995; Vice President, Research
                                                  Operations, Pharmaceutical Division since December
                                                  1993; Director, Pharmaceutical Operations since
                                                  February 1993; Director, Drug Discovery since May
                                                  1992; Program Manager, Drug Discovery since April
                                                  1991; Staff Scientist since 1989
Arthur M. Bruskin, Ph.D. .................  43    Executive Vice President, Drug Discovery since April
                                                  1998; Senior Vice President, Drug Discovery since
                                                  October 1996; Vice President, Drug Discovery since
                                                  April 1995; Director, Drug Discovery since July
                                                  1994; Director, Cancer Research since April 1992;
                                                  Director, Molecular Genetics since October 1991
Maurizio Denaro, M.D. ....................  47    Executive Vice President, Drug Development since
                                                  January 1999
Robert L. Van Nostrand....................  41    Vice President and Chief Financial Officer since
                                                  December 1996; Vice President, Finance and
                                                  Administration since May 1990; Treasurer since March
                                                  1992; Secretary since March 1995; Controller and
                                                  Chief Accounting Officer from September 1986 to May
                                                  1990
Eric W. Collington, Ph.D. ................  53    Vice President, Chemistry since September 1996
Walter P. Carney, Ph.D. ..................  48    Vice President, Diagnostics since June 1997; Vice
                                                  President and General Manager, Diagnostics and
                                                  Proprietary Drug Development Program since June
                                                  1995; Vice President, Pre-clinical Proprietary
                                                  Program since 1994; Director of Research and
                                                  Development since 1991
Geoffrey Cooper, Ph.D. ...................  50    Vice President, Business Development since June
                                                  1998.

     Set forth below is a biographical description of each executive officer based on information supplied by such executive officer.

     COLIN GODDARD, PH.D., see "Election of Directors."

     ARTHUR M. BRUSKIN, PH.D., was appointed Executive Vice President, Drug Discovery of the Corporation in April 1998, having previously served as Senior Vice President, Drug Discovery from October 1996 to April 1998. Dr. Bruskin joined Applied bioTechnology, Inc., a wholly-owned subsidiary of the Corporation, in July 1987 and became Director, Cancer Research of the Corporation following the acquisition of Applied bioTechnology, Inc. by the Corporation, in 1991. Prior to joining the Corporation, Dr. Bruskin spent three years as a post doctoral fellow in the lab of Nobel Laureate Dr. Michael Bishop at the University of California, San Francisco, studying the molecular mechanisms of the activation of oncogenes. Dr. Bruskin obtained his Ph.D. in molecular biology at Indiana University. Dr. Bruskin has served as Vice President of Anaderm Research Corp. since October 1996 and Vice President of Helicon Therapeutics, Inc. since July 1997.

     MAURIZIO DENARO, M.D., joined the Corporation in January 1999 as Executive Vice President, Drug Development. Prior to his employment by the Corporation, Dr. Denaro was employed at Amylin

Pharmaceuticals, Inc. as Executive Vice President and Chief Technical Officer from 1997 to 1998 and Senior Vice President Research from 1996 to 1997. From 1985 to 1995, Dr. Denaro held various positions including Vice President and Center Director at Hoechst Marion Roussel, Inc. Dr. Denaro received his medical degree from Bologna University Medical School, and conducted post-graduate work in molecular studies on the mechanism of the different steps of protein synthesis by the analysis of the actions of vegetable toxins at Bologna University Medical School. Dr. Denaro currently serves as a director of Amylin Pharmaceuticals, Inc.

     ROBERT L. VAN NOSTRAND was appointed Vice President and Chief Financial Officer of the Corporation in December 1996, having previously served as Vice President, Finance and Administration. Mr. Van Nostrand has served as Treasurer and Secretary of the Corporation since May 1990. Mr. Van Nostrand joined the Corporation as Controller and Chief Accounting Officer in August 1986. Prior to joining the Corporation, Mr. Van Nostrand was in a managerial position with the accounting firm of Touche Ross & Co. Mr. Van Nostrand holds a Bachelor of Science in Accounting from Long Island University, and he completed advanced management studies at the Wharton School. He is a Certified Public Accountant.

     ERIC W. COLLINGTON, PH.D., was elected as a corporate officer of the Corporation in December 1998, prior to which he was appointed Vice President, Chemistry of the Corporation in September 1996 when the Corporation acquired Aston Molecules Ltd., a wholly-owned subsidiary of the Corporation, in July 1996. Prior to joining the Corporation, Dr. Collington was Research Director of Aston Molecules Ltd. from July 1996 to September 1996. Prior to that Dr. Collington held various positions with Glaxo Research and Development Ltd. from February 1983 to September 1995, including Head of Medicinal Chemistry and Deputy Head of CNS Diseases Research. He has been associated with a number of drugs that have reached the market place. Trained as an organic chemist, Dr. Collington received his Ph.D. from Keele University, England, followed by two years' post-doctoral work in the United States.

     WALTER P. CARNEY, PH.D., was appointed Vice President, Diagnostics of the Corporation in July 1997. Since 1991, Dr. Carney has held various management positions within the Diagnostics Division and is currently the President of Oncogene Science Diagnostics, Inc. ("OSDI"), a wholly-owned subsidiary of the Corporation. Over the past eight years at the Corporation and OSDI, Dr. Carney has been awarded over 20 U.S., European and Japanese patents related to the HER-2/neu and ras oncogenes. Prior to joining the Corporation, Dr. Carney spent ten years at E.I. du Pont de Nemours and Company, where he held various management positions in the Medical Products/Diagnostics Division. Dr. Carney received his Ph.D. in Medical Microbiology from Jefferson Medical College, Philadelphia, Pennsylvania in 1978. Dr. Carney spent four years as a Harvard Fellow in the Department of Infectious Diseases at the Mass General Hospital, Boston, Massachusetts where he trained extensively in virology.

     GEOFFREY COOPER, PH.D., was appointed Vice President, Business Development of the Corporation in June 1998. Prior to joining the Corporation, Dr. Cooper was Senior Licensing Officer at Tanabe Seiyaku Co., Ltd. from February 1996 to June 1998, Assistant Vice President, Worldwide Licensing at Wyeth-Ayerst Laboratories from January 1995 to January 1996, and Senior Director, Licensing at American Cyanamud Pharmaceuticals from October 1989 to January 1995. After graduating in pharmacy, Dr. Cooper received his Ph.D. in pharmaceutical chemistry from the University of Aston, Birmingham, U.K., in 1974 and conducted post-doctoral research in metabolic disease at University College, Cardiff, U.K. before commencing his career in the pharmaceutical industry.

                             EXECUTIVE COMPENSATION

SUMMARY OF COMPENSATION

     The following table sets forth a summary of all compensation paid or accrued by the Corporation for services rendered for the last three completed fiscal years to its chief executive officer and its five other most highly compensated executive officers (the "named executive officers") during fiscal year 1998:

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG TERM
                                                     ANNUAL COMPENSATION           COMPENSATION
                                              ----------------------------------   ------------
                                                                       OTHER        SECURITIES    ALL OTHER
                                     FISCAL                            ANNUAL       UNDERLYING     COMPEN-
    NAME AND PRINCIPAL POSITION       YEAR     SALARY    BONUS(A)   COMPENSATION    OPTIONS(#)    SATION(B)
    ---------------------------      ------   --------   --------   ------------   ------------   ---------
Gary E. Frashier(c)................   1998    $288,885   $100,000           --        75,000       $ 5,000
  Chairman and Director               1997     280,000    110,000           --       100,000         4,750
                                      1996     274,969    100,000           --       100,000         4,750

Colin Goddard, Ph.D.(d)............   1998    $191,269   $ 70,000           --       140,000       $ 5,302
  Chief Executive Officer,            1997     168,154     60,000           --        50,000         5,045
  President and Director              1996     129,646     50,000           --        90,000         3,889

Arthur M. Bruskin, Ph.D............   1998    $163,511   $ 45,000           --        80,000       $ 4,790
  Executive Vice President,           1997     151,158     50,000           --        40,000         4,535
  Drug Discovery                      1996     115,596     40,000           --        75,000         3,375

Robert L. Van Nostrand.............   1998    $138,381   $ 38,000           --        15,000       $ 4,151
  Vice President, Chief               1997     133,144     45,000           --        55,000         4,098
  Financial Officer                   1996     116,548     35,000           --        35,000         3,496

Eric W. Collington, Ph.D.(e).......   1998    $112,579   $ 30,000     $ 24,861(f)     25,000       $12,215
  Vice President, Chemistry           1997     104,000     25,000       26,943(f)     25,000        11,110
                                      1996       2,166      9,000      100,000(g)     50,000            --

Walter P. Carney, Ph.D.............   1998    $141,644   $ 35,000           --        15,000       $ 3,279
  Vice President, Diagnostics         1997     126,577     40,000           --        35,000         2,846
                                      1996     120,471     30,000           --        25,000         2,902

---------------
(a) Bonuses are paid subsequent to the end of the fiscal year.

(b) Represents the Corporation's contributions to the executive officers' "401(K) Savings and Investment Plan," with the exception of Dr. Collington which represents the Corporation's contribution to a Group Personal Pension Plan.

(c) Mr. Frashier served as Chief Executive Officer through fiscal year 1998.

(d) Dr. Goddard was promoted to the position of Chief Executive Officer effective October 1998.

(e) Dr. Collington joined the Corporation in September 1996 as a result of the acquisition of Aston Molecules Ltd. by the Corporation and was promoted to an executive officer position of the Corporation effective December 1998.

(f) Represents automobile expenses which include lease, fuel, maintenance and insurance expenses.

(g) Represents a signing bonus by the Corporation, 50% of which was paid in September 1996 and 50% of which was paid in October 1996.

STOCK OPTION GRANTS

     The following table sets forth grants of stock options made during the Corporation's fiscal year ended September 30, 1998, to each of the named executive officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                         POTENTIAL REALIZED
                                                                                          VALUE AT ASSUMED
                                                   INDIVIDUAL GRANTS                       ANNUAL RATES OF
                                  ----------------------------------------------------       STOCK PRICE
                                                 % OF TOTAL                               APPRECIATION FOR
                                               OPTIONS GRANTED                               OPTION TERM
                                   OPTIONS      TO EMPLOYEES     EXERCISE   EXPIRATION   -------------------
              NAME                GRANTED(a)   IN FISCAL YEAR     PRICE        DATE         5%        10%
              ----                ----------   ---------------   --------   ----------   --------   --------
Gary E. Frashier................    75,000           8.93%        $5.250     06/17/08    $247,625   $627,535
Colin Goddard, Ph.D. ...........    40,000           4.76%         5.250     06/17/08     132,067    334,685
                                   100,000          11.90%         3.250     09/22/08     204,389    517,966
Arthur M. Bruskin, Ph.D. .......    30,000           3.57%         5.250     06/17/08      99,050    251,014
                                    50,000           5.95%         3.250     09/22/08     102,195    258,983
Robert L. Van Nostrand..........    15,000           1.79%         5.250     06/17/08      49,525    125,507
Eric W. Collington, Ph.D. ......    25,000           2.98%         5.250     06/17/08      82,542    209,178
Walter P. Carney, Ph.D. ........    15,000           1.79%         5.250     06/17/08      49,525    125,507

---------------
(a) All options vest one-third one year from the date of grant and the remainder pro rata monthly over the ensuing 24 months.

EXERCISE OF OPTIONS

     The following table sets forth (i) certain information relating to options exercised by the named executive officers during the fiscal year ended September 30, 1998, and (ii) the total number of unexercised options at September 30, 1998, and the total value of unexercised in-the-money options at September 30, 1998, for the named executive officers:

                      AGGREGATED OPTION EXERCISES IN LAST
                 FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

                                      AGGREGATED
                                   OPTION EXERCISES              NUMBER OF           VALUE OF UNEXERCISED
                                  DURING FISCAL 1998       SECURITIES UNDERLYING         IN-THE-MONEY
                                -----------------------     UNEXERCISED OPTIONS           OPTIONS AT
                                  SHARES                   AT FISCAL YEAR END(#)      FISCAL YEAR END(a)
                                 ACQUIRED       VALUE      ----------------------    ---------------------
             NAME               ON EXERCISE    REALIZED     VESTED      UNVESTED      VESTED     UNVESTED
             ----               -----------    --------    ---------    ---------    --------    ---------
Gary E. Frashier..............      --           --         272,226      152,774     $57,810        --
Colin Goddard, Ph.D. .........      --           --         164,400      193,600          --        --
Arthur M. Bruskin, Ph.D. .....      --           --         117,962      122,977          --        --
Robert L. Van Nostrand........      --           --          95,824       49,176          --        --
Eric W. Collington, Ph.D. ....      --           --          31,938       68,062          --        --
Walter P. Carney, Ph.D. ......      --           --          81,462       40,688          --        --

---------------
(a) Based on the closing sale price of the Corporation's Common Stock of $2.906 per share, as reported on the Nasdaq National Market on September 30, 1998, less the exercise price.

COMPENSATION OF DIRECTORS

  Monetary Compensation

     Drs. Gee, Granner and Lovenberg and Messrs. Browne, French, Frashier, Peltzman and White (being the non-employee directors of the Corporation) are the only current directors compensated for attendance at Board of Directors' meetings. Each director is paid a $1,500 retainer per month and $1,500 for each meeting of the Board of Directors he attends. In addition, each of these persons receives $250 for each meeting of a committee of the Board he attends that is held on the same day as a meeting of the Board of Directors, and $500 for each meeting of a committee of the Board he attends that is held on a date other than a date upon which a meeting of the Board of Directors is held. Mr. Frashier's compensation began in January 1999.

  Formula Option Grants

     Pursuant to the Corporation's 1993 Incentive and Non-Qualified Stock Option Plan, as amended (the "1993 Plan"), any director who is not also an employee of the Corporation or the designee of a third party who is entitled to representation on the Board of Directors (a "Non-Employee Director") is entitled to an automatic, formula based grant of non-qualified stock options ("NSOs"). The 1997 Incentive and Non-Qualified Stock Option Plan (the "1997 Plan") continues the automatic, formula-based grants of NSOs to Non-Employee Directors established pursuant to the Corporation's 1993 Plan. Each Non-Employee Director receives an NSO to purchase 50,000 shares of Common Stock upon the Non-Employee Director's initial election to the Board at a meeting of stockholders (the "Initial Options"). Each Initial Option vests one-half immediately upon grant, and one-half upon the Non-Employee Director's reelection to the Board for a second consecutive term.

     In addition to the Initial Options, the 1997 Plan provides for the annual grant of NSOs (the "Annual Options") to Non-Employee Directors at such times and in such amounts as set forth in the table below, provided that no Annual Options may be issued following the termination of the 1997 Plan, which is March 18, 2007. Each Annual Option vests one-third upon the first anniversary of its date of grant (the "Grant Date"), with the remainder vesting ratably on a monthly basis over the succeeding 24 months:

                        SCHEDULE OF ANNUAL OPTION AWARDS

    NUMBER OF
SHARES UNDERLYING
     ANNUAL
  OPTION AWARDS                           TIMING OF AWARDS
-----------------                         ----------------
     20,000         On the date of the Non-Employee Director's reelection to a third one-year term;
     20,000         On the date of the Non-Employee Director's reelection to a fourth one-year term;
     15,000         On the date of the Non-Employee Director's reelection to a fifth one-year term;
     15,000         On the date of the Non-Employee Director's reelection to a sixth one-year term;
     10,000         On the later of the date of the annual meeting of
                    stockholders in 1999 or the date of the Non-Employee
                    Director's reelection to a seventh one-year term;
     10,000         On the later of the date of the annual meeting of
                    stockholders in 2000 or the date of the Non-Employee
                    Director's reelection to an eighth one-year term; and
     10,000         On the later of the date of the annual meeting of
                    stockholders in 2001 or the date of the Non-Employee
                    Director's reelection to a ninth one-year term.

     The exercise price of both the Initial Options and Annual Options (collectively, the "Formula Options") is equal to 100% of the fair market value of the Common Stock on the Grant Date. The Formula Options expire on the tenth anniversary of their respective Grant Dates, subject to the sooner expiration upon the occurrence of certain events set forth in the 1997 Plan which are generally applicable to all options granted under the 1997 Plan. Benefits attributable to future grants of Annual Options are not determinable since such benefits depend, in part, upon the price of the Corporation's Common Stock on the date of grant.

     On March 25, 1998, each of Drs. Gee and Lovenberg and Messrs. Browne, French and White received a formula award of options covering 15,000 shares, and Mr. Peltzman received a formula award of options covering 50,000 shares.

  Stock Purchase Plan

     Pursuant to the Corporation's Directors' Stock Purchase Plan (the "DSPP"), adopted as of March 25, 1996, all Non-Employee Directors may elect to receive up to 50% of their monthly retainer fees and up to 50% of attendance fees earned during any month in the form of shares of Common Stock. The Corporation reserved 100,000 shares of Common Stock for issuance under the DSPP.

  Other Payments and Option Awards

     Dr. Gee was paid $51,000 by the Corporation in the last fiscal year for services rendered as a general business consultant. Dr. Gee also received an award of options on December 11, 1997 covering 100,000 shares at an exercise price of $6.375. Dr. Lovenberg was paid $40,000 by the Corporation in the last fiscal year for services rendered as a general business consultant. Dr. Granner was paid $39,333 by the Corporation in the last fiscal year for services rendered as a general business consultant. Dr. Granner also received an award of options on June 18, 1998 covering 10,000 shares at an exercise price of $5.25. Mr. Peltzman was paid $2,000 by the Corporation in the last fiscal year for services rendered as a general business consultant.

EMPLOYMENT AGREEMENTS

  Colin Goddard, Ph.D.

     The Corporation entered into an employment agreement, dated as of April 30, 1998, with Colin Goddard, Ph.D. The agreement has a fixed term of three years but provides for automatic extensions for additional one-year terms. The agreement provides for a minimum base salary of $192,000, plus such other amounts, if any, as the Board may from time to time determine. In addition, Dr. Goddard is eligible for incentive bonus compensation and is entitled to receive other customary fringe benefits generally available to executive employees of the Corporation. The agreement prohibits Dr. Goddard from competing with or becoming engaged in the same business as the Corporation during the term of employment plus two years thereafter. The agreement also provides Dr. Goddard with severance benefits in the event the Corporation terminates employment other than for cause or due to Dr. Goddard's death or disability. The Corporation will be obligated to continue Dr. Goddard's salary for the twelve months immediately following the effective date of termination, unless such termination is for cause or due to death or disability. In the event Dr. Goddard terminates his employment due to a change in control of the Corporation or in the event his title, responsibilities or salary are reduced, Dr. Goddard will be entitled to full payment of his salary for the remaining term of his agreement. However, such payment will not be less than nine months pay and all outstanding stock options granted to him will become fully vested.

  Eric W. Collington, Ph.D.

     As of September 18, 1996, Eric W. Collington, Ph.D. and Aston Molecules Ltd. ("Aston"), a wholly-owned subsidiary of the Corporation, entered into an employment agreement. The agreement has a fixed term of three years. The agreement provides for a minimum base salary of 60,000 pound sterling, plus such other amounts, if any, as the Board may from time to time determine. In addition, Dr. Collington is eligible to participate in the Corporation's Management Incentive Compensation Plan and receives a car allowance not to exceed 37,500 pound sterling per year. The agreement prohibits Dr. Collington from competing with or becoming engaged in the same business as the Corporation during the term of employment plus one year after a resignation by Dr. Collington or termination by the Corporation for cause. Should Dr. Collington be terminated other than for cause, he is prohibited from competing with or becoming engaged in the same business as the Corporation for six months after such termination. The agreement provides Dr. Collington with severance benefits in the event the Corporation terminates employment other than for cause or due to Dr. Collington's disability. The Corporation will be obligated to continue Dr. Collington's salary for the remainder of his term should termination occur prior to the third anniversary of his employment with the Corporation or for six months following termination if it occurs after the third anniversary of his employment. Upon his employment with Aston, Dr. Collington received warrants to purchase up to four shares of capital stock of Aston at an exercise price of $750.00 per share. The warrants vest 50% three years from September 18, 1996 and 50% five years from September 18, 1996. The warrants may be exercised only if Dr. Collington is an employee of Aston. The warrants may in the aggregate be exchanged for common stock of the Corporation having a fair market value of $300,000, at the election of either Dr. Collington or the Corporation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the Corporation's fiscal year ended September 30, 1998, the Compensation Committee consisted of Drs. Gee and Lovenberg and Messrs. French and White. Dr. Gee served as an executive officer of the Corporation from 1987 through 1990.

     During the Corporation's fiscal year 1998, Mr. Frashier served as Chief Executive Officer of the Corporation and as a director and member of the Compensation Committee of Helicon Therapeutics, Inc. ("Helicon"), as well as a member of the Board of Directors of NuGene Technologies, Inc. ("NuGene"), which performs functions of a compensation committee. During the Corporation's fiscal year 1998 Dr. Lovenberg, Chief Executive Officer of Helicon, served as a director and member of the Compensation Committee of the Corporation. Please refer to "Certain Relationships and Related Transactions" for a description regarding the Corporation's relationship with Helicon and NuGene.

                      REPORT OF THE COMPENSATION COMMITTEE

To:  The Board of Directors

     It is a part of the responsibility of the Corporation's Compensation Committee (the "Committee") to exercise the power and authority of the Board of Directors with respect to the compensation of employees and to administer the Corporation's stock option plans. Consequently it is the Committee's responsibility to review compensation levels of members of management and to evaluate the performance of management.

     In evaluating the reasonableness of compensation paid to the Corporation's executive officers, the Committee takes into account how compensation compares to compensation paid by competing companies as well as the Corporation's performance. In making this determination, the Committee has relied in part on independent surveys of compensation of management of companies in the biotechnology and pharmaceutical areas.

     It is the Corporation's policy that the compensation of executive officers be based, in substantial part, on the Corporation's performance, as well as the individual contribution of each executive officer. As a result, much of an executive officer's compensation is "at risk" in the form of bonus and stock option compensation with target levels established by the Committee for each position relative to total cash compensation. For purposes of compensation decisions, the Committee measured the Corporation's performance and that of each executive officer in fiscal year 1998 against goals established by the Committee under the Corporation's Annual Business Plan prior to the start of the fiscal year. Based on individual performance and contributions, the Committee awarded the respective executive officers discretionary bonuses that fell within ranges established by the Committee prior to the start of the fiscal year. With respect to grants of stock options to executive officers, the Committee also took into account the responsibility of each officer and the existing stock options already held by such person.

     Effective October 1, 1998, the beginning of the Corporation's 1999 fiscal year, Colin Goddard, Ph.D., President of the Corporation, was elected as the Corporation's Chief Executive Officer. Gary Frashier was the Corporation's Chief Executive Officer through the end of fiscal year 1998 and has been Chairman of the Board of Directors since December 1997 and will continue in that role. The base salary of Gary Frashier for fiscal year 1998 was based principally on his rights under an employment agreement with the Corporation dated February 1990 (the "Employment Agreement"). The Employment Agreement established a minimum base annual salary based on negotiations between the Board of Directors and Mr. Frashier in connection with his joining the Corporation in February 1990. This amount has been increased each year by the Compensation Committee to keep pace with salaries being paid to other chief executive officers of similar companies and in recognition of the Corporation's performance. Mr. Frashier's base annual salary generally becomes effective on April 1st of each year, for the ensuing twelve-month period.

     Under the Employment Agreement, Mr. Frashier is eligible for incentive bonus compensation in an amount up to 50% of his base salary. Because the Corporation is in the development stage, the use of traditional performance standards (such as profit levels and return on equity) are not appropriate in the evaluation of Mr. Frashier's performance. For fiscal year 1998, the Committee awarded Mr. Frashier a bonus of $100,000 in recognition of achievement of the following objectives: the completion of Phase I clinical trials for cancer under the collaborative program with Pfizer Inc. ("Pfizer"), as well as the nomination of two additional compounds to IND-track pre-clinical development phase by Pfizer; the extension of the program in cosmeceuticals with Anaderm Research Corp.; the issuance of a patent covering the use of small molecule drugs for the regulation of gene transcription; the licensing of the Corporation's gene transcription patent estate to Aurora Biosciences Corp.; the establishment of a collaboration with Vanderbilt University Diabetes Center; the establishment of a collaboration with Fujirebio, Inc. in cancer diagnostics; the further develop-ment of cancer diagnostic tests for HER-2/neu and complex PSA; and the successful transition of the Chief Executive Officer position to Dr. Goddard.

                                          Edwin A. Gee, Ph.D., Chairman
                                          John H. French, II
                                          Walter M. Lovenberg, Ph.D.
                                          John P. White

                         STOCK PRICE PERFORMANCE GRAPH

     In previous years, the Corporation has presented graphs depicting five-year comparisons of the cumulative total return on its Common Stock with the cumulative total return for each of the Standard & Poor's 500 Stock Index (the "S&P 500 Index") and the Dow Jones Industry Group Biotechnology Index (the "Dow Jones Peer Index"). Starting with fiscal year 1998, the Corporation will include in its proxy statements stock price performance graphs comparing the five-year cumulative total return on its Common Stock with that for the Nasdaq National Market Index (the "Nasdaq Market Index") and the Nasdaq Pharmaceutical Index (the "Nasdaq Peer Index"). The Corporation believes that the Nasdaq Market Index is a more relevant context (as compared to the S&P 500 Index) within which to measure the relative performance of the Corporation's stock price. The Corporation believes that the Nasdaq Pharmaceutical Index is more representative of the Corporation's peers and provides a more balanced depiction of the Corporation's performance in relation to its peers. Many of the Corporation's peers are using the Nasdaq Market Index and the Nasdaq Pharmaceutical Index. The following graph compares the five-year cumulative total return of the Corporation's Common Stock with the cumulative total return of the Dow Jones Peer Index, the S&P 500 Index, the Nasdaq Peer Index, and the Nasdaq Market Index based on an assumed investment of $100 on October 1, 1993, in each case assuming reinvestment of all dividends.
[OSI PHARMACEUTICAL PERFORMANCE GRAPH]

                                                DOW
                               'OSI            JONES                         NASDAQ         NASDAQ
                         PHARMACEUTICALS,       PEER         S&P 500          PEER          MARKET
                              INC.'            INDEX          INDEX          INDEX          INDEX
1993                             100              100            100            100            100
1994                           81.25           106.43         103.69           86.9         105.82
1995                          134.38            147.1         134.53         128.33         128.48
1996                          221.88           201.99         161.89         154.68            150
1997                          271.88           221.03         227.38         172.59         203.58
1998                           72.66           248.85         247.94         148.39         211.88

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Mr. John P. White, a director of the Corporation, is a partner of Cooper & Dunham LLP, a New York law firm specializing in patent, trademark and related intellectual property matters. Cooper & Dunham LLP regularly provides legal services to the Corporation. Professional fees paid or accrued by the Corporation to Cooper & Dunham LLP in the fiscal year ended September 30, 1998 did not exceed 5% of such law firm's gross revenues for its last full fiscal year.

     Mr. Steve M. Peltzman, a director of the Corporation, is President and Chief Executive Officer and serves as a director of NuGene, a privately held biotechnology company seeking to develop products based on its cell targeting and drug delivery technologies. During the fiscal year ended September 30, 1998, the Corporation invested $25,000 in NuGene. As of September 30, 1998, the Corporation was fully reserved for its investment in NuGene.

     Dr. Walter M. Lovenberg, a director of the Corporation, is Chief Executive Officer and a director of Helicon. Mr. G. Morgan Browne, a director of the Corporation, is Administrative Director of Cold Spring Harbor Laboratory ("CSHL"). In July 1997, the Corporation, CSHL and Hoffman-La Roche Inc.("Roche") formed Helicon. In exchange for approximately 28% of Helicon's outstanding capital stock, the Corporation agreed to perform for Helicon $1 million of molecular screening services within one year and granted to Helicon a nonexclusive license with respect to certain screening technology. CSHL contributed a royalty-free license to commercialize certain technology relating to genes associated with long-term memory in exchange for a portion of Helicon's outstanding capital stock. Roche contributed cash for a portion of Helicon's outstanding capital stock. Certain individuals associated with CSHL hold the remaining outstanding capital stock of Helicon. The parties entered into various collaborative research and license agreements pursuant to which they will jointly pursue the discovery, development and commercialization of novel drugs for the treatment of long-term memory disorders and other central nervous system dysfunctions. The Corporation's net investment in Helicon at September 30, 1998 was $200,000.

     The Corporation and Hoechst Marion Roussel, Inc. ("HMRI") are parties to an Amended Collaborative Research and License Agreement effective as of April 1, 1997, for joint research and development activities, which focus specifically on the Corporation's expertise in live-cell assay technology. The Corporation conducts the lead seeking (screening) phase of the drug discovery process against a variety of targets in various disease areas. HMRI is responsible for all lead optimization and development activities. The Corporation has identified several compounds, which HMRI is optimizing for further development. The most advanced of these compounds are in lead optimization for individual targets in atherosclerosis and arthritis. Under the agreement, HMRI has been granted certain exclusive, worldwide licenses by the Corporation, and has the right to negotiate with the Corporation within specified parameters to obtain certain other exclusive, worldwide licenses with respect to products resulting from joint research programs. In consideration for their licenses, HMRI will pay royalties to the Corporation on sales of such products. In addition, effective as of January 1, 1997, the Company and HMRI were parties to a Collaborative Research and License Agreement to develop orally active, small molecule inducers of erythropoictin gene expression for the treatment of anemia due to chronic renal failure and anemia associated with chemotherapy for AIDS and cancer. This collaboration identified active lead compounds that were advanced to a pre-clinical development stage. This research effort, however, did not achieve sufficient data to warrant further development. Consequently, in October 1998, this program was terminated. In fiscal year 1998, the Corporation earned an aggregate of $4,301,263 in research funding under the agreements. HMRI holds 1,090,909 shares of Common Stock of the Corporation, and a warrant to purchase an additional 500,000 shares of the Corporation's Common Stock for $5.50 per share. This warrant expires in December 1999.

                    PROPOSED AMENDMENTS TO THE CORPORATION'S
                          CERTIFICATE OF INCORPORATION

     The Board of Directors unanimously approved, and recommends stockholder approval of, two proposals to amend the Corporation's Certificate of Incorporation (collectively, the "Proposed Amendments").

     Specifically, the Proposed Amendments would (1) authorize the future issuance of up to 5,000,000 shares of preferred stock on such terms and at such times as the Board of Directors may determine (the "Preferred Stock Amendment"), and (2) permit stockholder actions to be taken only at a meeting of stockholders, rather than by consent in lieu of a meeting (the "Stockholder Meeting Amendment").

     As more fully discussed below, the Board of Directors believes that the Proposed Amendments are in the best interest of the Corporation's stockholders.

GENERAL

     In light of the Corporation's continued progress in its discovery programs, the Board of Directors believes that the Corporation's Common Stock is significantly undervalued at this time. As a result, the Corporation may be vulnerable to the threat of an uninvited, non-negotiated takeover attempt. The Board believes that such hostile takeover attempts are generally costly to all participants and do not generally maximize stockholder value. Accordingly, while the Board does not intend to foreclose or discourage reasonable merger proposals, stockholder values can be enhanced by encouraging would-be acquirers to forego hostile public tender offers and negotiate with the Board terms which are fair to all stockholders.

     Although a tender offer or other takeover attempt may be made at a price substantially above the then current market price of the Corporation's common stock, such offers frequently are made for less than all of the outstanding stock of the target corporation and, accordingly, may present stockholders with the alternatives of partially liquidating their investment at a time that may be disadvantageous or retaining an investment in an enterprise under substantially different management with objectives which may not be identical with those of the remaining stockholders. Such concentration of control could also deprive the remaining stockholders of the benefits of listing on the Nasdaq National Market and even of public reporting under the Securities Exchange Act of 1934, as amended.

     At the meeting of the Board of Directors on January 6, 1999 (the "January Meeting"), the Board considered several possible approaches to protecting the Corporation and its stockholders from the foregoing threats. The Board concluded that, for the Corporation, the best combination of defenses against abusive and coercive takeover tactics in use today would consist of (1) a Shareholders Rights Plan (the "Rights Plan"), (2) By-Law amendments to permit only the Board of Directors to call a special meeting of stockholders (the "Special Meeting Amendment") and to require advance notice of stockholder proposals and director nominations (the "Advance Notice Amendment"), (3) the Stockholder Meeting Amendment and (4) the Preferred Stock Amendment. At the January Meeting, the Board unanimously approved the adoption of a Shareholders Rights Plan, the Special Meeting Amendment and the Advance Notice Amendment. The adoption of the Rights Plan and the Special Meeting and Advance Notice Amendments require no further action by the stockholders and, accordingly, are being, or have been, implemented. In addition, at the January Meeting, the Board unanimously approved the Stockholder Meeting Amendment and the Preferred Stock Amendment. These Proposed Amendments to the Corporation's Certificate of Incorporation require the approval of the stockholders. Consequently, the Board of Directors unanimously approved the recommendation of these proposals for consideration by the stockholders at the Annual Meeting.

     None of the actions taken by the Board at the January Meeting are in response to any specific proposal or inquiry to acquire control of the Corporation, and the Board of Directors is not aware of any such contemplated takeover activity.

     While the Board of Directors believes that the Shareholders Rights Plan, the Special Meeting Amendment and the Advance Notice Amendment will offer a first line of defense against abusive and coercive takeover tactics, the Board does not believe that these measures and applicable statutory provisions under Delaware law will necessarily provide adequate protection for minority stockholders without adoption of the

Stockholder Meeting Amendment and the Preferred Stock Amendment. While the validity of shareholder rights plans have generally been upheld by the Delaware courts and the Corporation's Shareholders Rights Plan is typical of rights plans commonly in use, it is possible that a court could rule the Rights Plan invalid or order the redemption of the rights thereunder or that the Board of Directors might elect to redeem the rights under certain circumstances. In those situations an acquirer could acquire a majority of the outstanding shares of the Corporation and then attempt to engage in actions or transactions that might be detrimental to the interest of minority stockholders. The Rights Plan, and as discussed below the Delaware statutory provisions, may not offer adequate protection against stockholders' receiving inadequate consideration in a second-stage transaction effected by a person who has gained control of the Corporation, against stockholders' being coerced into selling their shares to avoid being left as minority stockholders, or against changes in the Board of Directors, Certificate of Incorporation or By-Laws being effected by a person who has acquired a majority of the outstanding shares without a meeting of all the stockholders being held.

     While the Proposed Amendments, individually and collectively, particularly when taken together with the Company's Rights Plan and the By-Law amendments adopted by the Board of Directors, give added protection to the Corporation's stockholders, they may also have the effect of making more difficult or discouraging a tender offer or proxy fight, even if such occurrence may be favorable to the interests of some or all of the Corporation's stockholders. By having the effect of discouraging takeover attempts, the Proposed Amendments also could have the incidental effect of inhibiting (1) certain changes in management (some or all of the members of which might be replaced in the course of a change of control) and (2) the temporary fluctuations in the market price of the Corporation's Common Stock that might accompany actual or rumored takeover attempts.

     The Board of Directors recognizes that a takeover might in some circumstances be beneficial to some or all of the Corporation's stockholders, but, nevertheless, believes that the stockholders as a whole will benefit from the adoption of the Proposed Amendments. The Board further believes that it is preferable to act on the Proposed Amendments when they can be considered carefully rather than during an unsolicited bid for control.

     Under Delaware law, each of the Proposed Amendments to the Corporation's Certificate of Incorporation requires the affirmative vote of the holders of a majority of the Corporation's issued and outstanding shares of Common Stock entitled to vote at the Meeting. If the stockholders approve either or both of the Proposed Amendments, the Corporation will file an amendment to the Certificate of Incorporation that reflects the amendments which are approved with the Secretary of State of the State of Delaware. Each of the Proposed Amendments approved by the stockholders would become effective regardless of whether the other Proposed Amendment is adopted.

     The full text of each Proposed Amendment for which approval is sought is set forth in Appendices A and B to this Proxy Statement, and the following summaries of such Proposed Amendments are qualified in their entirety by reference to such Appendices A and B. Stockholders are urged to read carefully the following description and discussion of the Proposed Amendments and Appendices A and B to this Proxy Statement before voting on the Proposed Amendments.

EXISTING PROTECTIVE MEASURES AND STATUTORY PROVISIONS

     In addition to the Proposed Amendments, the Corporation's Rights Plan, the Special Meeting Amendment, the Advance Notice Amendment and certain provisions of Delaware law may have the effect of making more difficult and discouraging, to varying degrees and in various circumstances, an attempt to acquire control of the Corporation without approval of the Board of Directors, even if such acquisition of control may be favorable to the interests of some or all of the Corporation's stockholders.

     Under Section 1.2 of Article I of the By-Laws, stockholders are not permitted to call special meetings of stockholders. Consequently, a party interested in attempting to effect certain takeover actions by calling a special meeting to approve such actions is prohibited from doing so. Section 2.9 of the By-Laws requires advance notice of stockholder nominations for the election of directors and stockholder proposals, thereby giving the Corporation advance notice of, and an opportunity to consider and respond to, a takeover attempted through the election of new directors or approval of stockholder resolutions.

     The Rights Plan is designed to deter tender offers and other non-negotiated takeover attempts that employ abusive and coercive tactics, or that are otherwise not in the best interests of stockholders, by subjecting the acquiring person to an unacceptable level of dilution of its stock ownership interest if such ownership equals or exceeds 17.5% of the Corporation's outstanding Common Stock. The intended effect of the Rights Plan is to encourage prospective acquirers to bring their proposals to the Board of Directors so that those proposals may be evaluated and, if appropriate, negotiated by the Board of Directors, which must exercise its judgment in this area subject to the fiduciary standards imposed by Delaware law in such situations. The Board may allow a proposal to proceed by redeeming the rights.

     In conjunction with adopting the Rights Plan, the Corporation declared a dividend distribution of a right to purchase a common stock and subordinated debenture unit (a "Unit") for each share of the Corporation's common stock as of February 15, 1999. A Unit consists of one one-tenth of a share of common stock and a subordinated debenture in the principal amount equal to nine-tenths of the current market value of a share of common stock at the time of exercise. The right becomes exercisable upon the acquisition by a person, entity or group of 17.5% or more of the Corporation's outstanding common stock or ten days after the announcement by a person, entity or group of the commencement of, or the intention to commence, a tender for at least 17.5% of the Corporation's outstanding common stock.

     Certain provisions of Delaware law may also have the effect of making more difficult or discouraging attempts to acquire control of the Corporation without the approval of the Board of Directors. In particular, Section 203 of the Delaware General Corporation Law ("Section 203") prohibits certain "Business Combinations" between a publicly-held Delaware corporation, such as the Corporation, and an "Interested Stockholder". The provision is in effect for a period of three years after the date the Interested Stockholder becomes an Interested Stockholder, unless (a) prior to the time the Interested Stockholder became an Interested Stockholder of a target corporation, either the proposed Business Combination or the proposed acquisition of stock which would make such Interested Stockholder an Interested Stockholder was approved by that corporation's board of directors; (b) in the same transaction in which the Interested Stockholder becomes an Interested Stockholder, the Interested Stockholder acquires at least 85% of the voting stock of that corporation (excluding shares owned by directors who are also officers and certain shares held in employee stock plans); or (c) the Interested Stockholder obtains approval of the Business Combination by the target corporation's board of directors and the holders of 66-2/3% of the target corporation's outstanding voting stock other than shares of voting stock held by the Interested Stockholder. For purposes of Section 203, an "Interested Stockholder" is any person that (a) beneficially owns 15% or more of the outstanding voting stock of the target corporation or (b) is an affiliate or associate of the target corporation and at any time within the preceding three-year period was the beneficial owner of 15% or more of the outstanding voting stock of the target corporation, together, in each case, with the affiliates and associates of such person.

     The "Business Combinations" to which Section 203 applies include: (a) any merger or consolidation of a corporation or any of its majority-owned subsidiaries with an Interested Stockholder or any other corporation if the merger or consolidation is caused by the Interested Stockholder; (b) certain sales, leases, exchanges, mortgages, pledges, transfers or other dispositions of assets of the target corporation or any of its majority-owned subsidiaries having an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation and its subsidiaries or of all the outstanding stock of the corporation; (c) any issuance or transfer of stock of the corporation or any of its majority-owned subsidiaries to the Interested Stockholder with certain exceptions; (d) any transaction involving the target corporation or any of its majority-owned subsidiaries that has the effect of increasing the Interested Stockholder's percentage ownership interest in that corporation's capital stock, except certain immaterial changes; and (e) most loans or other financial benefits provided by or through the target corporation or any of its majority-owned subsidiaries to the Interested Stockholder.

     As in the case of the Rights Plan, Section 203 encourages persons interested in acquiring a corporation to negotiate in advance with the Board of Directors because the special stockholder voting requirement imposed by Section 203 can be avoided if such person, prior to acquiring 15% of a corporation's voting stock, obtains the approval of the target corporation's board of directors for such acquisition or for the proposed Business Combination. In addition, Section 203 provides limited protection against the potential inequities inherent in "two-tier" business combination transactions. Under Section 203, any merger, consolidation or similar transaction following a partial tender offer that has not been approved by a majority of the board of directors requires approval by the holders of at least 66 2/3% of the remaining shares of stock (unless the acquirer obtains 85% or more of the target corporation's voting stock (other than excepted shares as discussed above) in such partial tender offer). Furthermore, Section 203 tends to discourage the accumulation of large blocks of stock by third parties which may be disruptive to the stability of a corporation's relationships with its employees, customers and major lenders.

POTENTIAL DISADVANTAGES OF THE PROPOSED AMENDMENTS

     The overall effect of the Proposed Amendments, together with the existing By-Law provisions and statutory protections, may be to make more difficult the accomplishment of mergers and similar transactions by a person acquiring a substantial stock interest in the Corporation and to delay the removal of the Corporation's directors and management, regardless of whether any such transaction or removal was desired by the holders of a majority of the outstanding shares of the Corporation's Common Stock or that might be advantageous to the Corporation and its stockholders. In addition, a tender offer at a premium over market price, which might extend to all public shares or might otherwise be favorable to public stockholders, could be discouraged by the Proposed Amendments. The Board of Directors and management may be made more secure in the retention of their positions and may be able to resist changes which the stockholders might otherwise have the power to impose.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors has concluded that the potential benefits of the Proposed Amendments outweigh any possible disadvantages thereof and recommends approval of the Proposed Amendments described in more detail in this Proxy Statement.

                     PROPOSED PREFERRED STOCK AMENDMENT TO
                        THE CERTIFICATE OF INCORPORATION

     On January 6, 1999, the Board of Directors adopted a resolution to amend the Corporation's Certificate of Incorporation (the "Preferred Stock Amendment") by authorizing 5,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). If the Preferred Stock Amendment is approved by the stockholders, the Board of Directors would be authorized to fix the designations, preferences and rights of the Preferred Stock and issue shares of Preferred Stock without additional stockholder approval, subject to any applicable requirements of the Nasdaq National Market. The Corporation is not presently engaged in any negotiations concerning the issuance of any shares of Preferred Stock, nor are there any present arrangements or understandings concerning the issuance of such shares. The proposed Preferred Stock Amendment, which would amend Article IV of the Corporation's Certificate of Incorporation, can be found in its entirety at Appendix A.

EFFECT OF THE PREFERRED STOCK AMENDMENT

     The new shares of Preferred Stock could be issued by the Board of Directors as a class or in one or more series. The Board of Directors would be empowered to fix by resolution or resolutions the designations, preferences and relative rights, qualifications and limitations of the new shares of Preferred Stock, including, among other things: (a) the number of shares in, and designation of, each series, if any; (b) the dividend rate, conditions and preferences over the Common Stock, if any, and the dates upon which dividends would be declared and paid; (c) whether, and to what extent, the holders thereof would have voting rights in addition to those prescribed by statute; (d) whether, and upon what terms, the shares of Preferred Stock would be convertible into, or exchangeable for, other securities; (e) whether, and upon what terms, the shares would be redeemable; (f) whether a sinking fund would be provided for the redemption of the shares and, if so, the terms and conditions thereof; and (g) the preference, if any, to which the shares would be entitled in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

ADVANTAGES AND PURPOSE OF THE PREFERRED STOCK AMENDMENT

     The Board of Directors believes that the Preferred Stock Amendment would
(a) provide the Corporation with an important anti-takeover defensive tool, as discussed in this Proxy Statement, and (b) provide the Corporation with flexibility of action for possible future acquisitions, financing transactions and other corporate purposes.

     In addition, the Preferred Stock Amendment would enable the Board of Directors to amend the Shareholders Rights Plan to provide for the issuance of Preferred Stock rather than the Units as presently provided. Most rights plans in existence today provide for the rights to be exercisable initially for preferred stock.

DISADVANTAGES AND POTENTIAL ANTI-TAKEOVER IMPACT

     Should the Preferred Stock Amendment be approved, the Board of Directors would be authorized to issue shares of Preferred Stock that could, depending on the terms of such series, make more difficult or discourage an attempt to obtain control of the Corporation by means of a merger, tender offer, proxy contest or other means. When, in the judgment of the Board of Directors, the action would be in the best interests of the stockholders and the Corporation, such shares could be used to create voting or other impediments to a takeover attempt or to discourage persons seeking to gain control of the Corporation. Preferred shares could be privately placed with purchasers friendly to the Board of Directors (a so-called "white knight" or "white squire"), the favorable vote of which could be necessary to approve any merger, sale of assets or other extraordinary corporate transaction. In addition, the Board of Directors could authorize holders of a series of Preferred Stock to vote either separately as a class or with the holders of the Corporation's Common Stock, on any merger, sale or exchange of assets by the Corporation or any other extraordinary corporate transaction. The authorization of shares of Preferred Stock, without the actual issuance thereof, could have the effect of discouraging unsolicited takeover attempts. The issuance of new shares of Preferred Stock also could be used to dilute the stock ownership of a person or entity seeking to obtain control of the Corporation should the Board of Directors consider the action of such entity or person not to be in the best interests of the stockholders and the Corporation.

     Until such time as the Board of Directors authorizes the issuance and determines the rights of any series of Preferred Stock, it is not possible to state the precise disadvantages that issuance of such series might have on the holders of the Corporation's Common Stock. Such disadvantages, however, might include: (i) a reduction in the amount available for the payment of dividends on the Common Stock if dividends on the Preferred Stock are in arrears; (ii) dilution of the voting power of the Common Stock to the extent the Preferred Stock has voting rights; and (iii) limitations on the rights of the holders of Common Stock to share in the Corporation's assets upon liquidation until satisfaction of any liquidation preference granted to the Preferred Stock. Further, the authorization of Preferred Stock may operate to the disadvantage of certain stockholders by reducing the likelihood of a hostile takeover of the Corporation which could result in a change in the composition of the Board of Directors. The Board of Directors may issue Preferred Stock with greater rights over the Common Stock, including the power to elect a majority of the Board of Directors. If the holders of Preferred Stock possessed the right to elect a majority of the Board, then such holders would be able to control the management of the Corporation.

     THE BOARD OF DIRECTORS BELIEVES THAT THE POTENTIAL BENEFITS OF THE PREFERRED STOCK AMENDMENT OUTWEIGH THE POSSIBLE DISADVANTAGES THEREOF AND RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE PREFERRED STOCK AMENDMENT AS DESCRIBED ABOVE AND SET FORTH AT APPENDIX A.

           PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO
                 PROHIBIT STOCKHOLDER ACTION WITHOUT A MEETING

     On January 6, 1999, the Corporation's Board of Directors adopted, subject to stockholder approval, an amendment to Article VII of the Corporation's Certificate of Incorporation, as set forth at Appendix B, to prohibit stockholder action without a meeting (the "Stockholder Meeting Amendment").

     Under current Delaware law and the Corporation's Certificate of Incorporation any action required or permitted to be taken by the Corporation's stockholders may be taken without a meeting or notice to all stockholders and without a stockholder vote if a written consent setting forth the action to be taken is signed by the holders of shares of outstanding stock having the requisite number of votes that would be necessary to authorize such action if it were taken at a meeting of stockholders. The Corporation's current Certificate of Incorporation provides that prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent must be given to those stockholders who have not consented in writing. The Corporation's By-Laws do not restrict stockholder action by written consent. The Stockholder Meeting Amendment would prohibit actions by written consent of the stockholders.

     Stockholders should note that the Corporation's By-Laws were recently amended to allow special meetings of stockholders to be called only by a majority vote of the Board of Directors. As a result, approval of the proposed Stockholder Meeting Amendment would require that stockholder action be taken only at an annual or special meeting of stockholders called by the Board of Directors.

PURPOSE OF THE STOCKHOLDER MEETING AMENDMENT

     Proposals for stockholder action typically involve important issues to all stockholders relating to the Corporation and its future. Consequently, the Board of Directors believes that such proposals should be considered at a special or annual meeting of stockholders, following notice to all stockholders, where the issues can be discussed by all interested persons. The Stockholder Meeting Amendment is designed to achieve this result by requiring all actions that require the approval of stockholders to be considered at a meeting of stockholders. The notice provisions currently provided in the Section 1.3 of the Corporation's By-Laws and the proposed Stockholder Meeting Amendment provide the Board with the opportunity to inform stockholders of a proposed action, together with the Board's recommendation or position with respect to a proposed stockholder action, thereby enabling stockholders to better determine whether they desire to attend the stockholder meeting or grant a proxy to the Board of Directors in connection with the disposition of any such business.

ADVANTAGES AND DISADVANTAGES

     The Board of Directors approved the Stockholder Meeting Amendment because the Directors believe it is in the best interest of all stockholders to be informed of any action to be taken by the stockholders, including approval of a merger or sale of assets. Transactions such as mergers or sales of assets that have not been negotiated or approved by the Board could seriously disrupt the business and management of the Corporation and result in terms which may be less favorable to the stockholders as a whole than would be available in transactions approved by the Board. Board-approved transactions may be carefully planned and undertaken at an opportune time in order to obtain maximum value for all of the Corporation's stockholders.

     Conversely, the Stockholder Meeting Amendment may be disadvantageous to stockholders because it may limit their ability to amend the By-Laws or remove directors pursuant to a written consent. Any such holder or group of holders would have to wait until the annual meeting of stockholders to seek approval for such action. The amendment may also be perceived to be disadvantageous because it could discourage future attempts to acquire control of the Corporation even though a majority of stockholders may believe it is in their best interests or that they might receive a substantial premium.

POTENTIAL ANTI-TAKEOVER IMPACT

     The proposed Stockholder Meeting Amendment may have the effect of tending to discourage persons from initiating hostile takeover attempts of the Corporation. The Stockholder Meeting Amendment protects the Corporation from the use of a written consent by a person, group or entity who has accumulated a majority of the Corporation's shares and who seeks to affect the makeup of the Board of Directors or who seeks to pass resolutions that might be counter to the interests of the remaining stockholders of the Corporation. Elimination of the ability to act by written consent may lengthen the amount of time required to take stockholder actions. Without the ability to act by written consent, a holder or group of holders controlling a majority in interest of the Corporation's Common Stock will not be able to amend the By-Laws or remove directors until an annual meeting of stockholders is held. While the Stockholder Meeting Amendment ultimately would not prevent an insurgent stockholder from effecting certain takeover measures, it does ensure that they will not occur without a regular or special meeting of stockholders and consequently without advance notice.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ADOPTION OF THE STOCKHOLDER MEETING AMENDMENT AS DESCRIBED ABOVE AND AS SET FORTH AT APPENDIX B.

                    RATIFICATION OF APPOINTMENT OF AUDITORS

     The firm of KPMG LLP, independent certified public accountants, has audited the books and records of the Corporation for several years and the Board of Directors desires to continue the services of this firm for the current fiscal year. Accordingly, the Board recommends that the stockholders vote FOR the ratification of the appointment by the Board of Directors of the firm of KPMG LLP to audit the books and accounts of the Corporation for the current fiscal year.

     Representatives of KPMG LLP are expected to be available at the Meeting to respond to appropriate questions and will be given the opportunity to make a statement if they desire to do so. If the stockholders do not ratify the appointment of this firm, the appointment of another firm of independent certified public accountants will be considered by the Board of Directors.

     THE BOARD OF DIRECTORS DEEMS THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE AUDITORS FOR THE CORPORATION TO BE IN THE CORPORATION'S BEST INTERESTS AND RECOMMENDS A VOTE "FOR" SUCH RATIFICATION.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation's officers and directors, and persons who own more than ten percent of a registered class of the Corporation's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms they file.

     Based solely on the Corporation's review of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for such persons, the Corporation believes that, during the fiscal year ended September 30, 1998, all filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

                             STOCKHOLDER PROPOSALS

     Stockholders who intend to submit proposals to be included in the Corporation's Proxy Statement for the Annual Meeting of Stockholders to be held in 2000 must submit their proposals to the Secretary of the Corporation at 106 Charles Lindbergh Boulevard, Uniondale, New York 11553 not later than October 5, 1999. Such proposals must relate to matters appropriate for stockholder action and be consistent with regulations of the SEC.

     Stockholders who intend to present proposals at the Corporation's Annual Meeting of Stockholders to be held in 2000, and not intending to have such proposals included in the Proxy Statement for that meeting must submit their proposal to the Secretary of the Corporation at 106 Charles Lindbergh Boulevard, Uniondale, New York 11553 not later than December 21, 1999. If notification of a stockholder proposal is not received by the above date, the proposal may not be presented.

                                          By Order of the Board of Directors,

                                          /s/ Robert L. Van Nostrand

                                          ROBERT L. VAN NOSTRAND
                                          Secretary

February 3, 1999

                                                                      APPENDIX A

AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO AUTHORIZE 5,000,000 SHARES OF PREFERRED STOCK TO BE DESIGNATED BY THE BOARD OF DIRECTORS FROM TIME TO TIME.

     TEXT OF THE PROPOSED ARTICLE IV OF THE CERTIFICATE OF INCORPORATION OF THE CORPORATION, AS AMENDED:

                                   ARTICLE IV

                                 CAPITAL STOCK

     (a) Authorized Stock. The total number of shares of stock which the Corporation shall have authority to issue is 55,000,000 shares, consisting of 50,000,000 shares of Common Stock, having a par value of $.01 per share, and 5,000,000 shares of Preferred Stock having a par value of $.01 per share.

     (b) Preferred Stock. The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article IV, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and other special and relative rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

     The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

          i. the number of shares constituting that series and the distinctive designation of that series, which number may be increased and decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors;

          ii. the dividend rate, if any, on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

          iii. whether that series shall have voting rights in addition to the voting rights provided by law, and if so, the terms of such voting rights;

          iv. whether that series shall have conversion privileges, and if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate upon the occurrence of such events as the Board of Directors shall determine;

          v. whether the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

          vi. whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund; and

          vii. the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and any other relative rights, preferences and limitations of that series.

                                                                      APPENDIX B

AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO PROHIBIT STOCKHOLDER ACTION WITHOUT A MEETING

     TEXT OF THE PROPOSED ARTICLE VII OF THE CERTIFICATE OF INCORPORATION OF THE CORPORATION, AS AMENDED:

                                  ARTICLE VII

                          MEETINGS OF STOCKHOLDERS AND
                      MEETINGS AND CONSENTS OF DIRECTORS;
                   CORPORATION BOOKS; ELECTIONS OF DIRECTORS;
                                  AND NOTICES

     Meetings of holders of Capital Stock of the Corporation and of the board of directors and of any committee thereof may be held outside the State of Delaware if the by-laws so provide. Except as otherwise provided by law or by this certificate of incorporation, all actions of stockholders shall be taken at an annual or special meeting of stockholders of the Corporation. No stockholder action may be taken without a meeting, without prior notice and without a vote. Any action required or permitted to be taken at any meeting of the board of directors or of any committee thereof may be taken without a meeting as provided by statute if the by-laws of the Corporation so provide. The elections of directors need not be by ballot unless the by-laws of the Corporation so provide. Except as otherwise provided by law, the books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the Corporation. Any notice permitted or required by this certificate of incorporation shall be written, signed by the sender and mailed, postage prepaid, in the United States by certified or registered mail.

                                                                      APPENDIX C

                           OSI PHARMACEUTICALS, INC.

                                     PROXY

                 ANNUAL MEETING OF STOCKHOLDERS, MARCH 24, 1999

   THIS PROXY IS SOLICITED ON BEHALF OF THE CORPORATION'S BOARD OF DIRECTORS

    The undersigned hereby appoints Colin Goddard, Ph.D. and Robert L. Van Nostrand, and each of them jointly and severally, Proxies, with full power of substitution, to vote, as designated on the reverse side, all shares of Common Stock of OSI Pharmaceuticals, Inc. (the "Corporation") held of record by the undersigned on January 25, 1999, at the annual meeting of stockholders to be held on March 24, 1999, or any adjournment thereof.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES TO SERVE AS DIRECTORS, "FOR" THE AMENDMENT TO THE CORPORATION'S CERTIFICATE OF INCORPORATION TO AUTHORIZE 5,000,000 SHARES OF PREFERRED STOCK, "FOR" THE AMENDMENT TO THE CORPORATION'S CERTIFICATE OF INCORPORATION REQUIRING THAT ALL ACTIONS BY STOCKHOLDERS MUST BE TAKEN AT A MEETING, AND "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE CORPORATION'S INDEPENDENT PUBLIC ACCOUNTANTS. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO DIRECTION IS GIVEN IN THE SPACES PROVIDED ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED "FOR" ITEMS 1, 2, 3 AND 4.

                                                OSI PHARMACEUTICALS, INC.
                                                P. O. BOX 11097
                                                NEW YORK, N.Y. 10203-0097

            (Continued and to be dated and signed on the reverse side.)

                          (Continued from other side)

1.   Election of Directors
     (Term to expire at next annual meeting)
     [ ] FOR all nominees listed below         [ ] WITHHOLD AUTHORITY to vote
                                               for all nominees listed below

     [ ]*EXCEPTIONS

Nominees:  Gary E. Frashier, Edwin A. Gee, Ph.D., Colin Goddard, Ph.D.,
           G. Morgan Browne, John H. French, II, Daryl K. Granner,
           M.D., Walter M. Lovenberg, Ph.D., Steve M. Peltzman, John P.
           White

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK
               THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.) THIS PROXY WILL BE VOTED FOR EACH NOMINEE FOR WHOM AUTHORITY TO VOTE IS NOT WITHHELD. *EXCEPTIONS
                                                                   -------------

2. PROPOSAL TO AMEND THE CORPORATION'S CERTIFICATE OF INCORPORATION in order to authorize 5,000,000 shares of preferred stock.

  [ ] FOR               [ ] AGAINST               [ ] ABSTAIN

3. PROPOSAL TO AMEND THE CORPORATION'S CERTIFICATE OF INCORPORATION in order to require that actions by stockholders must be taken at an annual or special meeting of stockholders and not by written consent.

  [ ] FOR               [ ] AGAINST               [ ] ABSTAIN

4. PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP as the independent public accountants of the Corporation for the fiscal year ending September 30, 1999.

  [ ] FOR               [ ] AGAINST               [ ] ABSTAIN

5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof and matters incident to the conduct of the meeting.
                                                   Change of Address or Comments
                                                                   Mark Here [ ]

                                                Please sign exactly as the name
                                                appears hereon. When shares are
                                                held by joint tenants, both
                                                should sign. When signing as
                                                attorney, executor,
                                                administrator, trustee or
                                                guardian, please give full title
                                                as such. If a corporation,
                                                please sign in full corporate
                                                name by President or other
                                                authorized officer and affix
                                                corporate seal. If a
                                                partnership, please sign in
                                                partnership name by general
                                                partner.

                                          --------------------------------(SEAL)
                                                Signature

                                          --------------------------------(SEAL)
Dated:                , 1999                    Signature if held jointly
      ---------------

             VOTES MUST BE INDICATED (X) IN BLACK OR BLUE INK.  [X]
 (PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE PREPAID
                                   ENVELOPE.)